UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 1, 2005

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(Address of principal executive offices)

(801) 947-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Acquisition or Disposition of Assets

On July 1, 2005 Overstock.com, Inc. (the “Company”) acquired all of the outstanding capital stock of Ski West, Inc. (“Ski West”) for an aggregate of $25 million, subject to reduction under certain circumstances, pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated June 24, 2005 among the Company, Ski West, and all of the shareholders of Ski West (the “Shareholders”).  As a result, effective upon the closing, Ski West became a wholly-owned subsidiary of the Company.

On July 1, 2005 the Company issued a press release announcing completion of the acquisition, a copy of which is filed with this Report on Form 8-K as Exhibit 99.1.

The Stock Purchase Agreement contains representations and warranties of the parties, covenants, indemnification provisions, non-competition agreements and other customary provisions.  An aggregate of $1,875,000 of the purchase price was escrowed to partially secure potential indemnification obligations of the Shareholders under the Stock Purchase Agreement.  The terms of the transaction are more fully set forth in the Stock Purchase Agreement, a copy of which was filed as Exhibit 99.1 to the Company’s Report on Form 8-K filed on June 24, 2005.

There was no material relationship between the Company or its affiliates and any of the parties to the Stock Purchase Agreement except as contemplated by the Stock Purchase Agreement and the letter of intent that preceded the Stock Purchase Agreement.

Item 9.01  Financial Statements and Exhibits

(c)  Exhibits.

Exhibit 99.1	Press Release dated July 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/Jonathan E. Johnson
Jonathan E. Johnson
Senior Vice President, Corporate Affairs and Legal
Date: July 1, 2005